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                                                                    EXHIBIT 12.1


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


DATA SUPPORT FOR RATIO CALCULATION:


                                                                                                  SIX MONTHS ENDED
                                                      YEAR ENDED MARCH 31,                           SEPTEMBER 30,
                                  -------------------------------------------------------------  ---------------------
                                     1996         1997       1998        1999          2000        1999        2000
                                  -----------  ----------  ---------  -----------  ------------  ----------  ---------
Total pretax income (loss)...       (14,708)       9,096    22,676      (96,122)       15,170       1,779      23,783
Total interest expense.......         2,255        1,582       856          479           729         465          29